Term Sheet To product supplement AF dated September 28, 2012, prospectus supplement dated September 28, 2012, prospectus dated September 28, 2012 and prospectus addendum dated December 24, 2014	Term Sheet No. 2342AF Registration Statement No. 333-184193 Dated February 4, 2015; Rule 433
Structured Investments	Deutsche Bank AG $ Notes Linked to an Equally Weighted Basket Consisting of the Price of Gold as Expressed in Three Different Currencies due February 9, 2017
General
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The notes are designed for investors who seek a return at maturity linked to the performance of an equally weighted basket consisting of the price of Gold as expressed in Swiss francs, euros and Japanese yen (the “Basket Currencies”). If the Final Basket Level is greater than or equal to the Initial Basket Level, investors will receive at maturity a positive return on the notes equal to the Basket Return. However, if the Final Basket Level is less than the Initial Basket Level, for each $1,000 Face Amount of notes, investors will lose 1.00% of the Face Amount for every 1.00% by which the Final Basket Level is less than the Initial Basket Level. The notes do not pay any coupons and investors should be willing to lose some or all of their investment if the Final Basket Level is less than the Initial Basket Level. Any payment on the notes is subject to the credit of the Issuer.

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The Basket Return will be calculated using the price of Gold as expressed in each of the Basket Currencies, calculated by converting the price of Gold as stated in U.S. dollars into the price of Gold as expressed in each of the Basket Currencies using the respective exchange rates between each Basket Currency and the U.S. dollar. As a result, the return on the notes is dependent on both the performance of the price of Gold as stated in U.S. dollars as well as the strengthening or weakening of the Basket Currencies relative to the U.S. dollar. Therefore, any increase in the price of Gold as stated in U.S. dollars may be moderated, offset or more than offset by a strengthening of any of the Basket Currencies relative to the U.S. dollar.

•	Senior unsecured obligations of Deutsche Bank AG due February 9, 2017
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The notes are expected to price on or about February 6, 2015 (the “Trade Date”) and are expected to settle on or about February 11, 2015 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Basket:
The notes are linked to an equally weighted basket consisting of the price of Gold as expressed in three different currencies (each, a “Basket Currency,” and collectively, the “Basket Currencies”), as set forth in the table below:

	Basket Currency	Initial Gold Price	Weight
	Swiss Franc (CHF)		1/3
	Euro (EUR)		1/3
	Japanese Yen (JPY)		1/3
Payment at Maturity:
At maturity, you will receive a cash payment per $1,000 Face Amount of notes, calculated as follows:
$1,000 + ($1,000 × Basket Return)
Your investment will be fully exposed to any decline in the level of the Basket. If the Final Basket Level is less than the Initial Basket Level, you will be fully exposed to the negative Basket Return and, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Basket Level is less than the Initial Basket Level. In this circumstance, you will lose some or all of your investment at maturity. Any payment at maturity is subject to the credit of the Issuer.

(Key Terms continued on next page)
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page 2 of the prospectus addendum, “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 10 of this term sheet.
The Issuer’s estimated value of the notes on the Trade Date is approximately $970.00 to $990.00 per $1,000 Face Amount of notes, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Notes” on page 3 of this term sheet for additional information.
By acquiring the notes, you will be bound by, and deemed to consent to, the imposition of any Resolution Measure (as defined below) by our competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the notes. Please see “Resolution Measures” on page 4 of this term sheet for more information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement, prospectus or prospectus addendum. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(1)(2)	Proceeds to Issuer
Per Note	$1,000.00	$10.00	$990.00
Total	$	$	$
(1) JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, which we refer to as JPMS LLC, or one of its affiliates will act as placement agents for the notes. The placement agents will forego fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts.
(2) Please see “Supplemental Plan of Distribution” in this term sheet for more information about fees.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

JPMorgan
Placement Agent
February 4, 2015

(Key Terms continued from previous page)
Basket Return:	The percentage change in the Basket from the Initial Basket Level to the Final Basket Level, calculated as follows:
Final Basket Level — Initial Basket Level
Initial Basket Level
Initial Basket Level:	Set equal to 100 on the Trade Date
Final Basket Level:	The Final Basket Level will be calculated as follows:

100 × [1 + (CHF Gold Return × 1/3) + (EUR Gold Return × 1/3) + (JPY Gold Return × 1/3)]
The CHF Gold Return, EUR Gold Return and JPY Gold Return will each equal the Gold Return for the Swiss franc, euro and Japanese yen, respectively, each expressed as a percentage.

Gold Return:
With respect to each Basket Currency, the Gold Return for such Basket Currency reflects the performance of the Gold Price as expressed in such Basket Currency, calculated as follows:
Final Gold Price — Initial Gold Price
Initial Gold Price

Initial Gold Price:	With respect to each Basket Currency, the Gold Price expressed in such Basket Currency on the Trade Date, as set forth in the table above
Final Gold Price:	With respect to each Basket Currency, the arithmetic average of the Gold Price expressed in such Basket Currency on each of the five Averaging Dates
Gold Price1:
With respect to each Basket Currency, the Gold Price on any day of calculation is expressed as the number of units of such Basket Currency per troy ounce of Gold, calculated as follows:
•   with respect to the Swiss franc, the Gold Fix on such day times the USD/CHF Spot Rate;
•   with respect to the euro, the Gold Fix on such day divided by the EUR/USD Spot Rate; and
•   with respect to the Japanese yen, the Gold Fix on such day times the USD/JPY Spot Rate.

Gold Fix1:
On any day of calculation, the afternoon fixing per troy ounce of Gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the LBMA, or by independent service provider(s) pursuant to an agreement with the LBMA, on such date. For reference purposes only, the Bloomberg ticker symbol for Gold is “GOLDLNPM.”
Without limitation and in addition to any provisions in the accompanying product supplement, if the price source for Gold identified herein as the Gold Fix is modified or amended, ceases to exist or is unavailable (or is published in error), the calculation agent may determine the Gold Fix in good faith and in a commercially reasonable manner and/or postpone the Averaging Dates by up to five trading days.

Spot Rate:
On any day of calculation, the USD/CHF Spot Rate will be the U.S. dollar/CHF mid-spot rate at approximately 4:00 p.m. London time, expressed as units of Swiss francs per one U.S. dollar, for settlement in two business days, reported by the W.M. Company which appears on the Reuters Page “WMRSPOT05” (or any successor page) on such date of calculation. A higher USD/CHF Spot Rate indicates a weakening of the Swiss franc against the U.S. dollar, while a lower USD/CHF Spot Rate indicates a strengthening of the Swiss franc against the U.S. dollar.
On any day of calculation, the EUR/USD Spot Rate will be the EUR/U.S dollar mid-spot rate at approximately 4:00 p.m. London time, as expressed as the number of U.S. dollars per one euro, for settlement in two business days, reported by the W.M. Company, which appears on Bloomberg screen “WMCO1” (or any successor screen) to the right of the caption “EUR” under the caption “MID” on such date of calculation. A higher EUR/USD Spot Rate indicates a strengthening of the euro against the U.S. dollar, while a lower EUR/USD Spot Rate indicates a weakening of the euro against the U.S. dollar.
On any day of calculation, the USD/JPY Spot Rate will be the U.S. dollar/JPY mid-spot rate at approximately 4:00 p.m. London time, expressed as units of Japanese yen per one U.S. dollar, for settlement in two business days, reported by the W.M. Company which appears on Reuters Page “WMRSPOT12” (or any successor page) on such date of calculation. A higher USD/JPY Spot Rate indicates a weakening of the Japanese yen against the U.S. dollar, while a lower USD/JPY Spot Rate indicates a strengthening of the Japanese yen against the U.S. dollar.

Trade Date3:	February 6, 2015
Settlement Date3:	February 11, 2015
Averaging Dates3:	January 31, 2017, February 1, 2017, February 2, 2017, February 3, 2017 and February 6, 2017
Maturity Date2, 3:	February 9, 2017
Listing:	The notes will not be listed on any securities exchange.
CUSIP/ISIN:	25152RUM3 / US25152RUM32
1 Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
2 Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
3 In the event that we make any change to the expected Trade Date or Settlement Date, the Averaging Dates and Maturity Date may be changed so that the stated term of the notes remains the same.

Issuer’s Estimated Value of the Notes

The Issuer’s estimated value of the notes is equal to the sum of our valuations of the following two components of the notes: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the notes is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of notes, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the notes. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the notes or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the notes. The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately two months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between (a) the Issue Price minus the discounts and commissions and (b) the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures

On May 15, 2014, the european Parliament and the Council of the european Union published a directive for establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive requires each member state of the european Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany has adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or “SAG”), which went into effect on January 1, 2015. SAG may result in the notes being subject to any Resolution Measure by our competent resolution authority if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the notes, you will be bound by and deemed to consent to the provisions set forth in the accompanying prospectus addendum, which we have summarized below.

By acquiring the notes, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the notes may be subject to the powers exercised by our competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the notes; (ii) convert the notes into ordinary shares or other instruments qualifying as core equity tier 1 capital; and/or (iii) apply any other resolution measure, including (but not limited to) any transfer of the notes to another entity, the amendment of the terms and conditions of the notes or the cancellation of the notes. We refer to each of these measures as a “Resolution Measure.”

Furthermore, by acquiring the notes, you:

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are deemed irrevocably to have agreed, and you will agree: (i) to be bound by any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; (iii) and that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purpose of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

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waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the notes; and

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will be deemed irrevocably to have (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the notes and (ii) authorized, directed and requested The Depository Trust Company ( “DTC”) and any participant in DTC or other intermediary through which you hold such notes to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the notes as it may be imposed, without any further action or direction on your part or on the part of the trustee, paying agent, issuing agent, authenticating agent, registrar or calculation agent.

This is only a summary, for more information please see the accompanying prospectus addendum dated December 24, 2014, including the risk factor “The securities may be written down, be converted or become subject to other resolution measures. You may lose part or all of your investment if any such measure becomes applicable to us” on page 2 of the prospectus addendum.

Additional Terms Specific to the Notes

You should read this term sheet together with product supplement AF dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these notes are a part, the prospectus dated September 28, 2012 and the prospectus addendum dated December 24, 2014. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement AF dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005082/crt_dp33006-424b2.pdf

Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Prospectus addendum dated December 24, 2014:
http://www.sec.gov/Archives/edgar/data/1159508/000095010314009034/crt_52088.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

All references to “Underlying” under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement shall be deemed to refer to Gold, the price of which is equal to the Gold Fix.

The Commodity Hedging Disruption Event specified in the accompanying product supplement AF under “Securities — Adjustments to Valuation Dates and Payment Dates –Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” shall not apply to the notes offered pursuant to this term sheet.

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this term sheet and in “Risk Factors” in the accompanying product supplement and prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

What are the Possible Payments on the Notes at Maturity, Assuming a Range of Hypothetical Performances for the Basket?

The following tables illustrates a range of hypothetical payments at maturity on the notes. The tables and hypothetical examples set forth below are for illustrative purposes only. The actual return applicable to a purchaser of the notes will be based on the Final Basket Level calculated on the final Averaging Date. The numbers appearing in the tables and examples below may have been rounded for ease of analysis. You should consider carefully whether the notes are suitable to your investment goals.

Hypothetical Basket Return (%)	Hypothetical Return on Notes (%)	Hypothetical Payment at Maturity (per $1,000 Face Amount of notes) ($)
100.00%	100.00%	$2,000.00
90.00%	90.00%	$1,900.00
80.00%	80.00%	$1,800.00
70.00%	70.00%	$1,700.00
60.00%	60.00%	$1,600.00
50.00%	50.00%	$1,500.00
40.00%	40.00%	$1,400.00
30.00%	30.00%	$1,300.00
20.00%	20.00%	$1,200.00
10.00%	10.00%	$1,100.00
5.00%	5.00%	$1,050.00
0.00%	0.00%	$1,000.00
-10.00%	-10.00%	$900.00
-20.00%	-20.00%	$800.00
-30.00%	-30.00%	$700.00
-40.00%	-40.00%	$600.00
-50.00%	-50.00%	$500.00
-60.00%	-60.00%	$400.00
-70.00%	-70.00%	$300.00
-80.00%	-80.00%	$200.00
-90.00%	-90.00%	$100.00
-100.00%	-100.00%	$0.00

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples and tables illustrate how the payments on the notes at maturity set forth in the table above are calculated. The hypothetical examples and tables set forth below use hypothetical Gold Fixes, Spot Rates for each Basket Currency and Gold Prices for each Basket Currency on the Trade Date and the Averaging Dates and assume the hypothetical Gold Fixes and hypothetical Spot Rates for each of the Basket Currencies are the same on each of the Averaging Dates. The actual Gold Fix on the Trade Date, Spot Rate for each Basket Currency on the Trade Date and Initial Gold Price for each Basket Currency will be set on the Trade Date.

Example 1: The price of Gold as expressed in U.S. dollars (i.e., the Gold Fix) has increased by 10.00% and all the Basket Currencies have weakened relative to the U.S. dollar by 10.00%, resulting in a Basket Return of 21.41%.

Basket Currency:	Swiss Franc	Euro	Japanese Yen
Weight:	1/3	1/3	1/3
Gold Fix on Trade Date:	$1,200	$1,200	$1,200
Spot Rate of each Basket Currency on Trade Date:	0.9000	1.2000	110.0000
Initial Gold Price:	1,080 CHF	€1,000	¥132,000
Gold Fix on the Averaging Dates:	$1,320	$1,320	$1,320
Spot Rate of each Basket Currency on the Averaging Dates:	0.9900	1.0800	121.0000
Final Gold Price (expressed in the applicable Basket Currency, calculated on the final Averaging Date):	1,306.80 CHF	€1,222.22	¥159,720
Gold Return:	21.00%	22.22%	21.00%
Final Basket Level:	100 x [1 + (CHF Gold Return x 1/3) + (EUR Gold Return x 1/3) + (JPY

Gold Return x 1/3)] = 121.41
Basket Return:	21.41%
Payment at Maturity (per $1,000 Face Amount of notes):	$1,214.07

In example 1, the hypothetical Gold Fix increases by 10.00% and all of the Basket Currencies have weakened relative to the U.S. dollar by 10.00% from the Trade Date to the Averaging Dates. The increase in the Gold Fix and the weakening of the Basket Currencies relative to the U.S. dollar on a combined basis results in a Final Basket Level of 121.41. Because the Final Basket Level is greater than the Initial Basket Level, the Basket Return is positive and the investor receives a Payment at Maturity of $1,214.07 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 × Basket Return)
$1,000 + ($1,000 × 21.41%) = $1,214.07

Example 2: The price of Gold as expressed in U.S. dollars (i.e., the Gold Fix) has increased by 10.00% but all of the Basket Currencies have strengthened relative to the U.S. dollar by 5.00%, resulting in a Basket Return of 4.59%.

Basket Currency:	Swiss Franc	Euro	Japanese Yen
Weight:	1/3	1/3	1/3
Gold Fix on Trade Date:	$1,200	$1,200	$1,200
Spot Rate of each Basket Currency on Trade Date:	0.9000	1.2000	110.0000
Initial Gold Price:	1,080 CHF	€1,000	¥132,000
Gold Fix on the Averaging Dates:	$1,320	$1,320	$1,320
Spot Rate of each Basket Currency on the Averaging Dates:	0.8550	1.2600	104.5000
Final Gold Price (expressed in the applicable Basket Currency, calculated on the final Averaging Date):	1,128.60 CHF	€1,047.62	¥137,940
Gold Return:	4.50%	4.76%	4.50%
Final Basket Level:	100 x [1 + (CHF Gold Return x 1/3) + (EUR Gold Return x 1/3) + (JPY Gold Return x 1/3)] = 104.59
Basket Return:	4.59%
Payment at Maturity (per $1,000 Face Amount of notes):	$1,045.87

In example 2, the hypothetical Gold Fix increases by 10.00% but all of the Basket Currencies have strengthened relative to the U.S. dollar by 5.00% from the Trade Date to the Averaging Dates. The strengthening of the Basket Currencies relative to the U.S. dollar partially offsets the increase in the Gold Fix, resulting in a Final Basket Level of 104.59. Because the Final Basket Level is greater than the Initial Basket Level, the Basket Return is positive and the investor receives a Payment at Maturity of $1,045.87 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 × Basket Return)
$1,000 + ($1,000 × 4.59%) = $1,045.87

Example 3: The price of Gold as expressed in U.S. dollars (i.e., the Gold Fix) has decreased by 10.00% but all of the Basket Currencies have weakened relative to the U.S. dollar by 5.00%, resulting in a Basket Return of -5.42%.

Basket Currency:	Swiss Franc	Euro	Japanese Yen
Weight:	1/3	1/3	1/3
Gold Fix on Trade Date:	$1,200	$1,200	$1,200
Spot Rate of each Basket Currency on Trade Date:	0.9000	1.2000	110.0000
Initial Gold Price:	1,080 CHF	€1,000	¥132,000
Gold Fix on the Averaging Dates:	$1,080	$1,080	$1,080
Spot Rate of each Basket Currency on the Averaging Dates:	0.9450	1.1400	115.5000
Final Gold Price (expressed in the applicable Basket Currency, calculated on the final Averaging Date):	1,020.60 CHF	€947.37	¥124,740

Gold Return:	-5.50%	-5.26%	-5.50%
Final Basket Level:	100 x [1 + (CHF Gold Return x 1/3) + (EUR Gold Return x 1/3) + (JPY Gold Return x 1/3)] = 94.58
Basket Return:	-5.42%
Payment at Maturity (per $1,000 Face Amount of notes):	$945.79

In example 3, the hypothetical Gold Fix decreases by 10.00% but all of the Basket Currencies have weakened relative to the U.S. dollar by 5.00% from the Trade Date to the Averaging Dates. The weakening of the Basket Currencies relative to the U.S. dollar partially offsets the decline in the Gold Fix, resulting in a Final Basket Level of 94.58. Because the Final Basket Level is less than the Initial Basket Level, the Basket Return is negative and the investor receives a Payment at Maturity of $945.79 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 × Basket Return)
$1,000 + ($1,000 × -5.42%) = $945.79

Example 4: The price of Gold as expressed in U.S. dollars (i.e., the Gold Fix) has increased by 5.00% and the Japanese yen has weakened relative to the U.S. dollar by 5.00%, but the Swiss franc and the euro have strengthened  relative to the U.S. dollar by 20.00%, resulting in a Basket Return of -6.08%.

Basket Currency:	Swiss Franc	Euro	Japanese Yen
Weight:	1/3	1/3	1/3
Gold Fix on Trade Date:	$1,200	$1,200	$1,200
Spot Rate of each Basket Currency on Trade Date:	0.9000	1.2000	110.0000
Initial Gold Price:	1,080 CHF	€1,000	¥132,000
Gold Fix on the Averaging Dates:	$1,260	$1,260	$1,260
Spot Rate of each Basket Currency on the Averaging Dates:	0.7200	1.4400	115.5000
Final Gold Price (expressed in the applicable Basket Currency, calculated on the final Averaging Date):	907.20 CHF	€875.00	¥145,530
Gold Return:	-16.00%	-12.50%	10.25%
Final Basket Level:	100 x [1 + (CHF Gold Return x 1/3) + (EUR Gold Return x 1/3) + (JPY Gold Return x 1/3)] = 93.92
Basket Return:	-6.08%
Payment at Maturity (per $1,000 Face Amount of notes):	$939.17

In example 4, the hypothetical Gold Fix increases by 5.00% and the Japanese yen weakens relative to the U.S. dollar by 5.00%, but the Swiss franc and the euro strengthen relative to the U.S. dollar by 20.00% from the Trade Date to the Averaging Dates. The strengthening of the Swiss franc and the euro relative to the U.S. dollar more than offsets the increase in the Gold Fix and the weakening of the Japanese yen relative to the U.S. dollar, resulting in a Final Basket Level of 93.92. Because the Final Basket Level is less than the Initial Basket Level, the Basket Return is negative and the investor receives a Payment at Maturity of $939.17 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 × Basket Return)
$1,000 + ($1,000 × -6.08%) = $939.17

Example 5: The price of Gold as expressed in U.S. dollars (i.e., the Gold Fix) has decreased by 30.00% and all of the Basket Currencies have strengthened relative to the U.S. dollar by 20.00%, resulting in a Basket Return of -43.22%.

Basket Currency:	Swiss Franc	Euro	Japanese Yen
Weight:	1/3	1/3	1/3
Gold Fix on Trade Date:	$1,200	$1,200	$1,200
Spot Rate of each Basket Currency on Trade Date:	0.9000	1.2000	110.0000
Initial Gold Price:	1,080 CHF	€1,000	¥132,000

Gold Fix on the Averaging Dates:	$840	$840	$840
Spot Rate of each Basket Currency on the Averaging Dates:	0.7200	1.4400	88.0000
Final Gold Price (expressed in the applicable Basket Currency, calculated on the final Averaging Date):	604.80 CHF	€583.33	¥73,920
Gold Return:	-44.00%	-41.67%	-44.00%
Final Basket Level:	100 x [1 + (CHF Gold Return x 1/3) + (EUR Gold Return x 1/3) + (JPY Gold Return x 1/3)] = 56.78
Basket Return:	-43.22%
Payment at Maturity (per $1,000 Face Amount of notes):	$567.78

In example 5, the hypothetical Gold Fix decreases by 30.00% and all of the Basket Currencies have strengthened relative to the U.S. dollar by 20.00% from the Trade Date to the Averaging Dates. The decrease in the Gold Fix and the strengthening of the Basket Currencies relative to the U.S. dollar on a combined basis results in a Final Basket Level of 56.78. Because the Final Basket Level is less than the Initial Basket Level, the Basket Return is negative and the investor receives a Payment at Maturity of $567.78 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 × Basket Return)
$1,000 + ($1,000 × -43.22%) = $567.78

Selected Purchase Considerations

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UNCAPPED APPRECIATION POTENTIAL; FULL DOWNSIDE EXPOSURE — The notes provide unleveraged exposure to the performance of an equally weighted basket consisting of the price of Gold as expressed in Swiss francs, euros and Japanese yen. If the Final Basket Level is greater than or equal to the Initial Basket Level, investors will receive at maturity a positive return on the notes equal to the Basket Return. However, if the Final Basket Level is less than the Initial Basket Level, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% the Final Basket Level is less than the Initial Basket Level. In this circumstance, you will lose some or all of your investment at maturity. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

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RETURN LINKED TO AN EQUALLY WEIGHTED BASKET CONSISTING OF THE PRICE OF GOLD AS EXPRESSED IN THREE DIFFERENT CURRENCIES — The return on the notes, which may be positive, zero or negative, is linked to the performance of an equally weighted basket consisting of the price of Gold as expressed in Swiss francs, euros and Japanese yen. With respect to each Basket Currency, the Gold Price on any day of calculation reflects the number of units of such Basket Currency per troy ounce of Gold, calculated by converting the Gold Fix stated in U.S. dollars into the price of Gold as expressed in such Basket Currency using the relevant Spot Rate. As a result, the return on the notes is dependent on both the performance of the price of Gold as stated in U.S. dollars as well as the strengthening or weakening of the Basket Currencies relative to the U.S. dollar.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your notes (including at maturity) and (ii) the gain or loss on your notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or in the Gold Price as expressed in any of the Basket Currencies. In addition to these selected risk considerations, you should review the “Risk Factors” section of the accompanying product supplement and prospectus addendum.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not pay any coupons and do not guarantee any return of your investment. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive, zero or negative. If the Final Basket Level is less than the Initial Basket Level, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Basket Level is less than the Initial Basket Level. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

•	THE NOTES DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the notes do not pay any coupons and do not guarantee any return of your investment at maturity.

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THE NOTES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The notes are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the notes depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking the credit risk of Deutsche Bank AG will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the notes and you could lose your entire investment.

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THE NOTES MAY BE WRITTEN DOWN, BE CONVERTED OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — On May 15, 2014, the European Parliament and the Council of the European Union published the Bank Recovery and Resolution Directive for establishing a framework for the recovery and resolution of credit institutions and investment firms. The Bank Recovery and Resolution Directive requires each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany has adopted the Recovery and Resolution Act (or SAG), which went into effect on January 1, 2015. SAG may result in the notes being subject to the powers exercised by our competent resolution authority to impose a Resolution Measure on us, which may include: writing down, including to zero, any payment on the notes; converting the notes into ordinary shares or other instruments qualifying as core equity tier 1 capital; or applying any other resolution measure, including (but not limited to) transferring the notes to another entity, amending the terms and conditions of the notes or cancelling of the notes. Imposition of a Resolution Measure would likely occur if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. You may lose some or all of your investment in the notes if a Resolution Measure becomes applicable to us.

By acquiring the notes, you would have no claim or other right against us arising out of any Resolution Measure, and we would have no obligation to make payments under the notes following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the Indenture or for the purpose of the Trust Indenture Act. Furthermore, because the notes are subject to any Resolution Measure, secondary market trading in the notes may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the notes, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the notes. Accordingly, you may have limited or circumscribed rights to challenge any decision of our competent resolution authority to impose any Resolution Measure.

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THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE NOTES — The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the notes. The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your notes or otherwise value your notes, that price or value may differ materially from the estimated value of the notes determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the notes in the secondary market.

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YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT EVEN IF THE GOLD FIX INCREASES FROM THE TRADE DATE TO THE AVERAGING DATES – The Gold Price as expressed in each Basket Currency reflects the number of units of such Basket Currency per troy ounce of Gold, calculated by converting the Gold Fix stated in U.S. dollars into the price of Gold as expressed in such Basket Currency using the relevant Spot Rate. As a result, the notes are also subject to currency exchange rate risk with respect to the Basket Currencies relative to the U.S. dollar, and any increase in the Gold Fix may be moderated, offset or more than offset by a strengthening of any of the Basket Currencies relative to the U.S. dollar. Even if the Gold Fix increases from the Trade Date to the Averaging Dates, you may lose some or all of your investment due to fluctuations in the relevant currency exchange rates.

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MOVEMENTS IN THE GOLD PRICE AS EXPRESSED IN EACH BASKET CURRENCY MAY BE HIGHLY CORRELATED — Correlation is the extent to which the price of Gold as expressed in the Basket Currencies increases or decreases to the same degree at the same time. Because the performance of the Basket is determined by the performance of the Gold Price as expressed in each Basket Currency, a high positive correlation of movements in the Gold Price as expressed in each Basket Currency during periods of negative returns could have an adverse effect on the return on your investment at maturity.

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CHANGES IN THE GOLD PRICE AS EXPRESSED IN EACH BASKET CURRENCY MAY OFFSET EACH OTHER — The performance of the Basket Currencies relative to the U.S. dollar may not be correlated with each other.  At a time when one of the Basket Currencies weakens relative to the U.S. dollar (thereby increasing the Gold Price as expressed in such Basket Currency), one or both of the other Basket Currencies may strengthen relative to the U.S. dollar (thereby decreasing the Gold Price as expressed in such Basket Currencies). Therefore, in calculating the Final Basket Level, increases in the Gold Price as expressed in a Basket Currency due to such Basket Currency weakening relative to the U.S. dollar may be moderated, offset or more than offset by decreases in the Gold Price as expressed in one or both of the other Basket Currencies due to such Basket Currencies strengthening relative to the U.S. dollar.

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THE PAYMENT FORMULA FOR THE NOTES WILL NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN GOLD OR THE BASKET CURRENCIES— Changes in the Gold Fix and the relevant Spot Rates for the Basket Currencies during the term of the notes may not be reflected in the calculation of the Payment at Maturity. The Gold Fix and the Spot Rates will be calculated only on the Averaging Dates and the Final Gold Price and the Basket Return will be calculated only on the final Averaging Date. As a result, the Basket Return may be less than zero even if the price of Gold as expressed in the Basket Currencies, as a whole, has increased relative to the Initial Gold Price at certain times during the term of the notes before decreasing on the Averaging Dates.

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THE PRICE OF GOLD MAY CHANGE UNPREDICTABLY — Investments linked to the prices of commodities, such as Gold, are considered speculative and the prices for commodities such as Gold may fluctuate rapidly based on numerous factors including: changes in supply and demand relationships; weather; acts of terrorism; trends in agriculture; trade, fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease, pestilence and technological developments; changes in interest rates, whether through governmental action or market movements; currency exchange rates; volatility from speculative activities; the development, availability and/or decrease in the price of substitutes; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical  and military events; and natural or nuclear disasters. These factors may affect the price of Gold and the value of your notes in varying and potentially inconsistent ways.

Specific factors affecting the price of Gold include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the Gold Fix is quoted), interest rates and Gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of Gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold Gold, levels of Gold production and production costs in major Gold producing nations such as South Africa, the United States and Australia, non-concurrent trading hours of Gold markets and short-term changes in supply and demand because of trading activities in the Gold market. It is not possible to predict the aggregate effect of all or any combination of these factors.

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RISKS RELATED TO TRADING OF GOLD — The Gold Fix is determined by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices at which commodities trade on the LBMA. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

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SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE AND MAY NOT CORRELATE WITH THE PRICES OF COMMODITIES GENERALLY — The amount owed on the notes is linked exclusively to the price of Gold, as expressed in the Basket Currencies, and not to a diverse basket of commodities or a broad-based commodity index. The price of Gold may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the notes are linked to the price of a single commodity, they carry greater risk and may be more volatile than a note linked to the prices of multiple commodities or a broad-based commodity index.

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THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Investors in the notes will be exposed to currency exchange rate risk with respect to the Basket Currencies and the U.S. dollar. The Basket Return will depend in part on the extent to which the Basket Currencies, as a whole, strengthen or weaken relative to the U.S. dollar, calculated based on the respective exchange rate between each Basket Currency and the U.S. dollar. Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes. Changes in foreign currency exchange rates result from the interaction of many factors directly or indirectly affecting economic and political conditions in each Basket Currencies’ respective countries and the United States. Additionally, the volatility of the currency exchange rate between each Basket Currency and the U.S. dollar could affect the value of the notes.

Of particular importance to currency exchange rate risk are:

●	existing and expected rates of inflation;

●	existing and expected interest rate levels;

●	political, civil or military unrest;

●	the balance of payments between the United States and the countries that use the Basket Currencies; and

●	the extent of governmental surpluses or deficits in the United States and the countries that use the Basket Currencies.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the United States, the countries that use the Basket Currencies and other countries important to international trade and finance. The exposure to currency exchange rate risk may result in reduced returns on the notes.

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THE RECENT GLOBAL FINANCIAL CRISIS OR ANY FUTURE FINANCIAL CRISIS CAN BE EXPECTED TO HEIGHTEN CURRENCY EXCHANGE RISKS — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others, with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the U.S. government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the Basket Currencies relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the performance of the Basket Currencies relative to the U.S. dollar and the value of the notes.

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IF THE LIQUIDITY OF THE BASKET CURRENCIES AND/OR THE U.S. DOLLAR IS LIMITED, THE VALUE OF THE NOTES WILL LIKELY BE IMPAIRED, AND THIS COULD RESULT IN POTENTIAL CONFLICTS OF INTEREST — Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity of the Basket Currencies and/or the U.S. dollar on the Averaging Dates would likely have an adverse effect on the Final Gold Price, and therefore, on the return on your notes. Limited liquidity relating to the Basket Currencies and/or the U.S. dollar may also result in Deutsche Bank AG, London Branch, as calculation agent, being unable to determine the Spot Rate of one or more Basket Currencies using its normal means. The resulting discretion by the calculation agent in determining such Spot Rate(s) could, in turn, result in potential conflicts of interest.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE BASKET CURRENCIES AND/OR THE U.S. DOLLAR MAY ADVERSELY AFFECT THE VALUE OF THE NOTES — The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates between the Basket Currencies and the U.S. dollar and, therefore, the value of the notes.

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LEGAL AND REGULATORY RISKS — Legal and regulatory changes could adversely affect currency exchange rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency exchange rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies relative to the U.S. dollar and, consequently, the value of and return on the notes.

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HISTORICAL PERFORMANCE OF THE PRICE OF GOLD AS EXPRESSED IN THE BASKET CURRENCIES SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE PRICE OF GOLD AS EXPRESSED IN THE BASKET CURRENCIES DURING THE TERM OF THE NOTES — The actual performance of the price of Gold as expressed in the Basket Currencies over the term of the notes may bear little relation to their respective historical performances and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the price of Gold as expressed in the Basket Currencies or whether the performance of the price of Gold as expressed in the Basket Currencies will result in any return of your investment.

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ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR NOTES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE — While the payment(s) on the notes described in this term sheet is based on the full Face Amount of your notes, the Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the notes. The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately two months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between (a) the Issue Price minus the discounts and commissions and (b) the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

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THE NOTES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. We or our affiliates intend to act as market makers for the notes but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which we or our affiliates are willing to buy the notes. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the level of the Basket has increased since the Trade Date.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — While we expect that, generally, the Gold Fix and the Spot Rates of the Basket Currencies on any day will affect the value of the notes more than any other single factor, the value of the notes prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Gold Fix and the Basket Currencies relative to the U.S. dollar;

•	supply and demand trends for Gold;

•	the time remaining to the maturity of the notes;

•	interest rates and yields in the market generally and the markets of the Basket Currencies and the U.S. dollar;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Basket Currencies, the U.S. dollar, the Gold Fix or the markets generally;

•	suspension or disruption of market trading of any of the Basket Currencies or the U.S. dollar;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US, JPMORGAN CHASE & CO. OR OUR OR ITS AFFILIATES IN THE COMMODITY AND COMMODITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES — We or our affiliates expect to hedge our exposure from the notes by entering into commodity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, JPMorgan Chase & Co. or our or its affiliates may also engage in trading in instruments linked or related to Gold on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the level of the Basket and make it less likely that you will receive a positive return on your investment in the notes. It is possible that we, JPMorgan Chase & Co. or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the notes declines. We, JPMorgan Chase & Co. or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to Gold. Introducing competing products into the marketplace in this manner could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the notes.

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WE, JPMORGAN CHASE & CO. OR OUR OR ITS AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE LEVEL OF THE BASKET OR THE VALUE OF THE NOTES — We, JPMorgan Chase & Co. or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by us, JPMorgan Chase & Co. or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the notes and the Basket.

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POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining the Issuer’s estimated value of the notes on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the notes. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the notes on any relevant date or time. The calculation agent will also be responsible for determining whether a market disruption event has occurred. Any determination by the calculation agent could adversely affect the return on the notes.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates. The hedging or trading activities of our affiliates on or prior to the Trade Date or an Averaging Date could adversely affect the level of the Basket and, as a result, could decrease the amount you may receive on the notes at maturity.

Historical Information

The following graphs sets forth the historical performances of the Basket and the price of Gold as expressed in each of the Basket Currencies based on the daily closing prices of Gold as expressed in U.S. dollars and the daily end-of-day exchange rates between the Basket Currencies and the U.S. dollar (for the Swiss franc and Japanese yen, expressed as the number of francs and yen, as applicable, per one U.S. dollar and, for the euro, expressed as the number of U.S. dollars per one euro) from January 30, 2005 through January 30, 2015.

We obtained the historical closing prices of Gold as expressed in U.S. dollars and the historical end-of-day exchange rates between the Basket Currencies and the U.S. dollar below from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The daily end-of-day exchange rates between the Basket Currencies and the U.S. dollar published by Bloomberg may differ from the Spot Rates for the Basket Currencies. We will not use Bloomberg to determine the applicable Spot Rates for the Basket Currencies.

The historical data set forth below is for illustrative purposes only and should not be taken as an indication of future performance of the price of Gold as expressed in the Basket Currencies, as no assurance can be given as to the Gold Price as expressed in each Basket Currency on any Averaging Date. We cannot give you any assurance that the performance of the price of Gold as expressed in the Basket Currencies will result in the return of any of your initial investment.

The Basket

The following graph sets forth the historical performance of the Basket from January 30, 2005 through January 30, 2015, assuming that the Final Basket Level on January 30, 2015 was 100 and the Weights were as specified on the cover page of this term sheet. The closing level of the Basket on any day during this period is calculated as if such day was the final Averaging Date and there were no other Averaging Dates (except that the Initial Basket Level would be 33.1171 on January 30, 2005 if we assume the Final Basket Level on January 30, 2015 was 100).

Historical Performance of the Price of Gold as Expressed in each of the Basket Currencies

The following graphs set forth the historical performance of the price of Gold as expressed in each of the Basket Currencies from January 30, 2005 to January 30, 2015. The price of Gold as expressed in Swiss francs was 1159.68 CHF on January 30, 2015. The price of Gold as expressed in euros was €1,116.15 on January 30, 2015. The price of Gold as expressed in Japanese yen was ¥148,066.77 on January 30, 2015.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMS LLC or one of its affiliates will act as placement agents for the notes. The placement agents will receive a fee from the Issuer that will not exceed $10.00 per $1,000 Face Amount of notes, but will forgo any fees for sales to certain fiduciary accounts.